                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Renal Care Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             RENAL CARE GROUP, INC.
                        2100 WEST END AVENUE, SUITE 800
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, JUNE 6, 2001

To the stockholders of Renal Care Group, Inc.:

     Renal Care Group, Inc.'s 2001 Annual Meeting of stockholders will be held at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, on Wednesday, June 6, 2001 beginning at 9:00 a.m. (Central Daylight Time) for the following purposes:

     (1) To elect three Class II directors to serve for a term of three (3) years;

     (2) To consider and vote upon a proposal to approve an amendment to the Renal Care Group, Inc. 1999 Long-Term Incentive Plan (the "Long-Term Incentive Plan") to increase the number of shares available under the plan; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

     Stockholders of record at the close of business on April 13, 2001 will be entitled to vote at the Annual Meeting or any adjournment or postponement.

     We direct your attention to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

     Stockholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          Douglas B. Chappell,
                                          Secretary

April 30, 2001

                                   IMPORTANT

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                             RENAL CARE GROUP, INC.
                              2100 WEST END AVENUE
                                   SUITE 800
                           NASHVILLE, TENNESSEE 37203

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by Renal Care Group on behalf of the Board of Directors for the 2001 Annual Meeting. These proxies will be voted at the 2001 Annual Meeting of stockholders and at any adjournments or postponements. The 2001 Annual Meeting will be held at 9:00 a.m. (Central Daylight Time) on Wednesday, June 6, 2001, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

     Stockholders of record as of the close of business on April 13, 2001 will be entitled to vote at the 2001 Annual Meeting and any adjournments. Each share of common stock is entitled to one vote on all matters presented at the 2001 Annual Meeting. Stockholders do not have the right to cumulate their votes for directors. As of April 13, 2001, there were 47,201,497 shares of common stock outstanding. Renal Care Group is first distributing the Notice of the 2001 Annual Meeting, this Proxy Statement, and the proxy form to stockholders on or about May 1, 2001.

     A majority of the outstanding shares of common stock entitled to vote at the meeting, represented in person or by proxy, is required to constitute a quorum for the 2001 Annual Meeting. If a quorum is not present at the 2001 Annual Meeting, or if for any reason Renal Care Group believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the 2001 Annual Meeting with or without a vote of the stockholders. If the Company proposes adjournment, the persons named in the enclosed proxy will vote all shares for which they have voting authority in favor of adjournment.

     All shares of common stock represented by properly executed proxies received prior to or at the 2001 Annual Meeting will be voted in accordance with the instructions indicated on the proxy card, unless the proxy is revoked prior to or at the 2001 Annual Meeting. If no instructions are given, the proxies will be voted in favor of the matters listed in the proxy card. Directors must be elected by a plurality of votes cast (in person or by proxy). The proposed amendment to the Long-Term Incentive Plan and any other matters will be determined based upon the vote of the majority of votes cast (in person or by proxy).

     Shares represented by proxies that are marked "withhold authority" or "abstain" will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies that include broker nonvotes will also be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will affect the outcome of the election of directors or the amendment of the Long-Term Incentive Plan.

     Renal Care Group will pay all expenses of the 2001 Annual Meeting, including the cost of soliciting proxies. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for their reasonable expenses in forwarding the proxy materials to their principals.

     Any stockholder returning a proxy may revoke that proxy at any time prior to the 2001 Annual Meeting by (a) giving written notice to Renal Care Group of such revocation, (b) voting in person at the 2001 Annual Meeting, or (c) executing and delivering to Renal Care Group a proxy bearing a later date.

                        PROPOSALS FOR STOCKHOLDER ACTION

                                   PROPOSAL 1

                         ELECTION OF CLASS II DIRECTORS

     Renal Care Group's Board of Directors is composed of three classes, designated Class I, Class II, and Class III. The term of the Class II directors expires at the 2001 Annual Meeting. The current Class II directors are Joseph C. Hutts, Harry R. Jacobson, M.D. and Thomas A. Lowery, M.D. The Board of Directors has designated Joseph C. Hutts, Harry R. Jacobson, M.D. and Thomas A. Lowery, M.D. as the nominees for election as Class II directors at the 2001 Annual Meeting. The term of the Class III directors will expire at the 2002 annual meeting, and the term of the Class I directors will expire at the 2003 annual meeting. The term of a director in each class will be three years or until his or her successor is elected. The Class I directors are Sam A. Brooks, Stephen D. McMurray, M.D. and William V. Lapham, and the Class III directors are John D. Bower, M.D., Kenneth E. Johnson, Jr., M.D. and W. Tom Meredith, M.D.

     Each nominee for election at the 2001 Annual Meeting has consented to be named as a candidate in this Proxy Statement and to serve, if elected. Renal Care Group knows of no reason why any nominee may be unwilling or unable to serve as a director. If any nominee is unwilling or unable to serve, the shares represented by all valid proxies will be voted for such other person as the Board of Directors may recommend.

     Directors will be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the 2001 Annual Meeting. Therefore, the three nominees for election as Class II directors who receive the greatest number of votes cast at the 2001 Annual Meeting will be elected as Class II directors. Unless the stockholder gives other instructions, the persons named in the accompanying proxy will vote FOR Mr. Hutts, Dr. Jacobson and Dr. Lowery as Class II directors.

     Information as to each nominee and as to directors continuing as Class I directors and Class III directors follows:

CLASS II DIRECTORS -- NOMINEES FOR ELECTION AT THE 2001 ANNUAL MEETING -- TERM EXPIRING AT THE 2004 ANNUAL MEETING

JOSEPH C. HUTTS
Age -- 59

     Mr. Hutts has been a director of Renal Care Group since 1995. He was Chairman of the Board, President and Chief Executive Officer of PhyCor, Inc., an operator of multi-specialty medical clinics, from 1988 until his resignation in June of 2000. Mr. Hutts remains a director of PhyCor, Inc. Mr. Hutts was formerly with Hospital Corporation of America in various positions, the last of which was President, HCA Health Plans. From 1986 to 1988, Mr. Hutts was Vice Chairman and Chief Operating Officer of Equitable HCA Corporation, which did business as Equicor. Mr. Hutts serves on the board of directors of Quorum Health Group, Inc., an owner, operator and manager of acute care hospitals

HARRY R. JACOBSON, M.D.
Age -- 53

     Dr. Jacobson has been a director of Renal Care Group since 1995 and was Chairman of the Board of Directors of the Company from 1995 to 1997. He currently serves as Vice Chancellor for Health Affairs at Vanderbilt University, a position he has held since 1997. He also currently serves as Professor of Medicine at Vanderbilt University Medical Center, a position he has held since 1985. Dr. Jacobson received a B.S. degree from the University of Illinois and his M.D. from the University of Illinois Abraham Lincoln School of

Medicine. He completed his internal medicine training at Johns Hopkins Hospital and his nephrology training at Southwestern Medical School in Dallas, Texas.

THOMAS A. LOWERY, M.D.
Age -- 57

     Dr. Lowery has been a director of Renal Care Group since 1996. He is a board-certified nephrologist trained at Baylor College of Medicine and the University of Alabama, Birmingham. He has served on the Executive Committee of Southwest Organ Bank and has been the Director of the Renal Transplant Program of East Texas Medical Center in Tyler, Texas. In addition, he has practiced as a partner of Tyler Nephrology Associates, P.A. and its predecessors since 1979. Dr. Lowery was a founder of one of the companies included in the formation of the Company in February 1996.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
                  NOMINEES NAMED ABOVE AS CLASS II DIRECTORS.

CURRENT DIRECTORS WHOSE TERMS ARE NOT EXPIRING AT THE 2001 ANNUAL MEETING:

CLASS I DIRECTORS -- TERM EXPIRING AT THE 2003 ANNUAL MEETING

SAM A. BROOKS
Age -- 62

     Mr. Brooks has been President and Chief Executive Officer of Renal Care Group since 1995, Chairman since October 1997, and served as Treasurer from June 1995 to November 1995. He also currently serves as President of MedCare Investments, Inc., a health care investment company, and he has held that position since 1991. Mr. Brooks is a director of Quorum Health Group, Inc.

STEPHEN D. MCMURRAY, M.D.
Age -- 53

     Dr. McMurray has been a director of Renal Care Group since 1996. He graduated from Indiana University and Indiana University Medical Center. Dr. McMurray is a board-certified nephrologist. He has practiced nephrology in Fort Wayne, Indiana, since 1977. Dr. McMurray is a member of Indiana Medical Associates, a 46-member multi-specialty physician practice group and currently serves as Chairman of its board. He is a member of the board of the Renal Physicians Association, an organization representing nephrologists in the United States. Dr. McMurray was also a founder of D.M.N. Professional Corporation, one of the companies included in the formation of the Company in February 1996.

WILLIAM V. LAPHAM
Age -- 62

     Mr. Lapham has been a director of Renal Care Group since July 1999. He served as acting Chief Financial Officer of Uptons, a division of American Retail Group, from January 1999 to June 1999. From 1962 until his retirement in 1998, Mr. Lapham was associated with Ernst & Young LLP and its predecessors, serving as a partner for the last 26 years of his tenure. He was a member of Ernst & Young's International Council for eight years ending in December 1997. Mr. Lapham is a director of LifePoint Hospitals, Inc., an operator of general, acute care hospitals in non-urban areas, and Avado Brands, Inc., a full-service, casual dining restaurant company.

CLASS III DIRECTORS -- TERM EXPIRING AT THE 2002 ANNUAL MEETING

JOHN D. BOWER, M.D.
Age -- 69

     Dr. Bower has been a director of Renal Care Group since 1996. He is a board-certified nephrologist trained at the Medical College of Virginia. Dr. Bower has practiced in Mississippi since 1965. He has been a Professor of Medicine at the University of Mississippi Medical Center since 1976. He served as Chief,

Division of Nephrology at University of Mississippi Medical Center from 1990 until his retirement in 2000. In addition, he served as Chairman of the Board and President of Medical Enterprises Ltd., a Mississippi corporation ("MEL"), and served as Chief Executive Officer of MEL from 1993 to 1995. He also has served as Chairman of the Board and President of Kidney Care, Inc., a Mississippi nonprofit corporation ("KidneyCare") since 1973. The dialysis-related businesses of MEL and Kidney Care were included in the formation of the Company in February 1996.

KENNETH E. JOHNSON, JR., M.D.
Age -- 56

     Dr. Johnson has been a director of Renal Care Group since 1996. He is a board-certified nephrologist trained at the University of Utah. In 1975, Dr. Johnson was a founding partner of Arizona Nephrology Associates and RenalWest, L.C. Dr. Johnson joined the Board of Directors when Renal Care Group acquired RenalWest in September 1996. Dr. Johnson has served as the director of the critical care units of two hospitals and serves as chairman of several Departments of Medicine in the East Valley area of Mesa, Arizona. Dr. Johnson is a member of the Medical Review Board of the Regional End Stage Renal Disease Network.

W. TOM MEREDITH, M.D.
Age -- 65

     Dr. Meredith has been a director of Renal Care Group since 1996. He is a board-certified nephrologist who practiced in Wichita, Kansas, from 1969 until his retirement in 1999. He has been Clinical Associated Professor, Department of Internal Medicine, The University of Kansas School of Medicine, Wichita, since 1977. In addition, he served as the President of Kansas Nephrology Association from 1979 until it was acquired in the formation of the Company in February 1996 and was the President of Kansas Nephrology Physicians, P.A. from 1990 until August 1999.

BOARD COMMITTEES, ATTENDANCE, AND COMPENSATION OF DIRECTORS

COMMITTEES

     The Board of Directors has established three Committees, the Audit and Compliance Committee, the Compensation Committee, and the Nominating Committee, each of which is briefly described below.

     Renal Care Group's Audit and Compliance Committee is composed solely of non-employee directors. It recommends the annual appointment of Renal Care Group's independent auditors and, in conjunction with the Company's auditors, reviews the scope of audit and other assignments and related fees. The Audit and Compliance Committee also reviews the accounting principles used by Renal Care Group in financial reporting, Renal Care Group's internal auditing procedures and the adequacy of Renal Care Group's internal control procedures, all in conjunction with Renal Care Group's auditors. The Audit and Compliance Committee also oversees the activities of Renal Care Group's internal compliance committee and receives reports from that committee and Renal Care Group's Compliance Officer. The Audit and Compliance Committee's Charter is attached to this Proxy Statement as Appendix A. The Audit and Compliance Committee is chaired by Mr. Lapham and also includes Mr. Hutts, Dr. Johnson and Dr. Lowery.

     Renal Care Group's Compensation Committee is composed solely of non-employee directors. It is responsible for establishing salaries, bonuses, and other compensation for the Company's executive officers. The Stock Option Subcommittee of the Compensation Committee is responsible for administering Renal Care Group's stock option plans. The Compensation Committee is chaired by Dr. McMurray and also includes Mr. Hutts, Mr. Lapham and Dr. Meredith. The Stock Option Subcommittee is composed of Mr. Lapham and Mr. Hutts.

     Renal Care Group's Nominating Committee is responsible for considering nominations of Directors to Renal Care Group's Board of Directors and currently consists of Dr. Jacobson, Mr. Brooks and Dr. Bower. The Nominating Committee will consider nominees recommended by stockholders provided that the names of such persons are submitted no later than the date established for the submission of stockholder proposals for action at Renal Care Group's next annual meeting of stockholders.

MEETINGS

     During 2000, the Board of Directors of the Company held four regularly scheduled meetings and three special meetings. In addition, the Compensation Committee met once, and the Audit and Compliance Committee met three times. The Nominating Committee did not meet during 2000. Each director attended at least 75% of the total number of meetings held by the Board of Directors and its committees on which he served.

COMPENSATION OF DIRECTORS

     Employees of Renal Care Group who are members of the Board of Directors do not receive any compensation for serving on the Board of Directors. Each non-employee member of the Board of Directors, other than members who also serve as Medical Directors, receives a fee of $2,000 for each meeting of the Board of Directors he attends and a fee of $1,000 for each committee meeting he attends that is not on the same day as a meeting of the Board of Directors. All directors, including members who are employees, receive reimbursement of out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or its committees.

     Renal Care Group maintains the Renal Care Group, Inc. 1996 Stock Option Plan for Outside Directors (the "Outside Director Plan") to provide for grants of options to its non-employee directors. The Outside Director Plan provides for automatic grants to Directors of Renal Care Group who are (1) not employees of the Company, (2) not the Chairman or Vice Chairman of the Board of Directors of the Company, and (3) not a party to, and whose medical practices are not a party to, a medical director agreement with Renal Care Group that is in force. The Outside Director Plan provides for an initial grant to each eligible director of 11,250 shares on the date such person first becomes a director and subsequent annual grants of options to purchase 5,625 shares of common stock following each annual meeting. The annual grants are made on the day following each annual meeting of stockholders beginning with the 1997 annual meeting. The Option Price for each option granted under the Outside Director Plan is the "Fair Market Value," as that term is defined in the Outside Director Plan, of the shares of common stock subject to the option on the date the option is granted. These options are immediately exercisable and will have a term of ten years. Accordingly, on the day after the 2001 Annual Meeting, the Company will grant to each eligible director an option to purchase 5,625 shares of common stock with an exercise price of the Fair Market Value on such date.

                                   PROPOSAL 2

                     APPROVAL OF PROPOSED AMENDMENT TO THE
                            LONG-TERM INCENTIVE PLAN

     The Renal Care Group, Inc. 1999 Long-Term Incentive Plan was adopted by the Board of Directors in April 1999 and approved by the stockholders at the 1999 annual meeting. In 2000 the Board of Directors approved an amendment to the Long-Term Incentive Plan, which became effective upon approval by the stockholders at the 2000 annual meeting. Under the Long-Term Incentive Plan, Renal Care Group has reserved a total of 2,500,000 shares of common stock for issuance upon the grant or exercise of awards. The Board of Directors has adopted resolutions approving and recommending to the stockholders for their approval an amendment to the Long-Term Incentive Plan that would increase the number of shares reserved for issuance under the Long-Term Incentive Plan from 2,500,000 to 3,500,000 shares. If approved by the stockholders, the proposed Amendment will be effective on the date of the 2001 Annual Meeting.

     A summary of the Long-Term Incentive Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the Long-Term Incentive Plan. Renal Care Group will provide, free of charge, a copy of the Long-Term Incentive Plan to any stockholder upon written request to the Secretary, Renal Care Group, 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

GENERAL

     The purpose of the Long-Term Incentive Plan is to promote the success, and enhance the value, of Renal Care Group by linking the personal interests of employees, officers, consultants, and directors to those of the stockholders, and by providing such employees, officers, consultants and directors with an incentive for outstanding performance. As of March 31, 2001, there were approximately 320 persons holding options issued under the Long-Term Incentive Plan.

     The Long-Term Incentive Plan authorizes Renal Care Group to grant awards to employees, officers, consultants and directors of Renal Care Group or its subsidiaries in the following forms: (i) options to purchase shares of common stock which may be incentive stock options or nonqualified stock options; (ii) stock appreciation rights ("SARs"); (iii) performance units; (iv) restricted stock; (v) dividend equivalents; (vi) other stock-based awards; or (vii) any other right or interest relating to common stock or cash. The maximum number of shares of common stock with respect to one or more options and/or SARs that may be granted during any one calendar year under the Long-Term Incentive Plan to any one participant is 300,000.

     Pursuant to Section 162(m) of the Code, Renal Care Group generally may not deduct compensation in excess of $1 million paid to the President and the four next most highly compensated executive officers of the Company. The Long-Term Incentive Plan is designed to comply with Code Section 162(m) so that the grant of options and SARs under the Long-Term Incentive Plan, and other awards, such as performance units, that are conditioned on the performance goals described in
Section 13.13 of the Long-Term Incentive Plan, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible. The Board of Directors has approved the proposed amendment to the Long-Term Incentive Plan for submission to the stockholders at the 2001 Annual Meeting in order to permit the grant of awards thereunder that will constitute deductible performance-based compensation for purposes of Code
Section 162(m).

ADMINISTRATION

     The Long-Term Incentive Plan is administered by the Stock Option Subcommittee of the Compensation Committee of the Board of Directors of the Company, or at the discretion of the Board from time to time, by the Board or another committee. The committee or subcommittee administering the Long-Term Incentive Plan (the "Committee") has the power, authority and discretion to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Long-Term Incentive Plan; and make all other decisions and determinations that may be required under, or as it deems necessary or advisable to administer, the Long-Term Incentive Plan.

AWARDS

     Stock Options. The Committee is authorized to grant options to participants. The options may be incentive stock options or nonqualified stock options. All options must be evidenced by a written award agreement between the Company and the participant, which will include such provisions as may be specified by the Committee. The Long-Term Incentive Plan provides that the exercise price of an option will not be less than the fair market value of the underlying common stock as of the date of the grant. The terms of any incentive stock option must meet the requirements of Section 422 of the Code, including stockholder approval requirements.

     Stock Appreciation Rights. The Committee may grant SARs to participants. Upon the exercise of a SAR, the participant has the right to receive the excess, if any, of: the fair market value of one share of common stock on the date of exercise, over the grant price of the SAR as determined by the Committee, which will not be less than the fair market value of one share of common stock on the date of grant. All awards of SARs must be evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the SAR, as determined by the Committee at the time of grant.

     Performance Units. The Committee may grant performance units to participants on such terms and conditions as may be selected by the Committee. The Committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units in its discretion which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

     Restricted Stock Awards. The Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

     Dividend Equivalents. The Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an option award or SAR award, as determined by the Committee. The Committee may provide that dividend equivalents will be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

     Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock as deemed by the Committee to be consistent with the purposes of the Long-Term Incentive Plan, including without limitation shares common stock awarded purely as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of specified parents or subsidiaries of Renal Care Group. The Committee will determine the terms and conditions of any such awards.

     Performance Goals. The Committee may determine that any award will be determined solely on the basis of (a) the achievement by Renal Care Group or a parent or subsidiary company of a specified target return, or target growth in return, on equity or assets, (b) Renal Care Group's, parent's or subsidiary's stock price, (c) the Company's total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (d) the achievement by a business unit of Renal Care Group, parent or subsidiary of a specified target, or target growth in, net income or earnings per share, or (e) any combination of the goals set forth in (a) through (d) above. If an award is made on such basis, the Committee will establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code
Section 162(m) or the regulations thereunder), and the Committee may reduce (but not increase) the award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     Acceleration Upon Certain Events. Upon the participant's death or disability, all outstanding options, SARs, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or SARs will thereafter continue or lapse in accordance with the other provisions of the Long-Term Incentive Plan and the award agreement. Unless otherwise provided in an Award Agreement approved by the Committee, if a Change in Control (as defined in the Long-Term Incentive Plan) occurs and is followed by a participant's termination of employment (other than by reason of participant's death, disability, resignation without good reason or termination for cause) within twelve months after the Change in Control, then all of such participant's unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the greater of (a) the highest closing price per share paid for the purchase of common stock in a national securities market during the 90 day period ending on the date of the Change in Control (the "Change in Control Price") or (b) the fair market value of the common stock on the date of such termination. Upon a Change in Control that results directly or indirectly in the common stock (or the stock of any successor received in exchange therefor) ceasing to be publicly traded in a national securities market, all unexercised Awards (whether vested or not vested) shall automatically vest and become unforfeitable and shall be cashed out at the Change in Control Price. Upon a Change in Control, no action may be taken that would adversely affect the rights of any participant or the operation of the Long-Term Incentive Plan with respect to any Award to which a participant may be entitled on or prior to the date, or as a result, of the Change in Control. Under certain conditions, the Board of Directors may determine that events otherwise constituting a Change in Control will not be considered a Change in Control. Under certain conditions, the Board of Directors may determine that events that do not otherwise constitute a Change in Control, but which the Board of Directors deems to be, or to be reasonably likely to lead to, an effective change in control, and the Committee may in its discretion declare that all unvested Awards will vest and become unforfeitable. In addition, the Committee has the discretion at any time to accelerate vesting of a participant's Awards.

TERMINATION AND AMENDMENT

     The Board of Directors or the Committee may, at any time and from time to time, terminate, amend or modify the Long-Term Incentive Plan without stockholder approval. The Board of Directors or the Committee may, however, condition any amendment on the approval of Renal Care Group's stockholders if approval is necessary or advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination, amendment or modification of the Long-Term Incentive Plan may adversely affect any award previously granted under the Long-Term Incentive Plan, without the written consent of the participant. The exercise price of any option held by an executive officer of Renal Care Group may not be reduced, and the original term of any option held by an executive officer may not be extended.

CERTAIN FEDERAL INCOME TAX EFFECTS

     Nonqualified stock options. Under present federal income tax regulations, there will be no federal income tax consequences to either Renal Care Group or the participant when the Company grants a non-discounted nonqualified stock option. However, the participant will realize ordinary income on the exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the common stock acquired upon the exercise of such option over the exercise price, and Renal Care Group will receive a corresponding deduction (subject to Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the common stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

     Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either Renal Care Group or the participant when the Company grants an incentive stock option or when the participant exercises an incentive stock option, except that upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference. If the participant holds the shares of common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of common stock, the difference between the aggregate option price and the amount realized upon disposition of the shares of common stock will constitute long-term capital gain or loss, and Renal Care Group will not be entitled to a federal income tax deduction. If the shares of common stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise over the aggregate option price, and

Renal Care Group will be entitled to a federal income tax deduction in that amount (subject to Code Section 162(m) limitations).

     SARs. Under present federal income tax regulations, a participant receiving a SAR will not recognize income, and Renal Care Group will not be allowed a tax deduction, at the time the award is granted. When a participant exercises a SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and Renal Care Group will be allowed a deduction in that amount for federal income tax purposes (subject to Code Section 162(m) limitations).

     Performance Units. Under present federal income tax regulations, a participant receiving performance units will not recognize income, and Renal Care Group will not be allowed a tax deduction, at the time the award is granted. When a participant receives payment of performance units, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant, and Renal Care Group will be allowed a deduction in that amount for federal income tax purposes (subject to Code
Section 162(m) limitations)

     Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and Renal Care Group will not be allowed a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock, and Renal Care Group will be entitled to a tax deduction in that amount (subject to Code Section 162(m) limitations).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     The table below reflects awards granted during the fiscal year ended December 31, 2000 to the persons and groups shown in the table below. Any future awards under the Long-Term Incentive Plan will be made at the discretion of the Committee or the Board, as the case may be. Consequently, Renal Care Group cannot determine, with respect to (1) the executive officers of the Company, (2) all current executive officers as a group, (3) all non-executive directors, as a group, or (4) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received in the future by such persons or groups pursuant to the Long-Term Incentive Plan.

                         1999 LONG-TERM INCENTIVE PLAN

                                                               STOCK OPTION GRANTS(1)
                                                              ------------------------
                                                              DOLLAR VALUE   NUMBER OF
NAME AND POSITION                                              OF OPTIONS     OPTIONS
-----------------                                             ------------   ---------
Sam A. Brooks...............................................      (2)          225,000
  Chairman of the Board, Chief Executive Officer and
  President
Gary Brukardt...............................................      (2)          125,000
  Executive Vice President and Chief Operating Officer
Raymond Hakim, M.D., Ph.D...................................      (2)          125,000
  Executive Vice President, Chief Medical Officer
R. Dirk Allison.............................................      (2)          125,000
  Executive Vice President, Chief Financial Officer and
  Treasurer
All Executive Officers as a Group...........................      (2)          600,000
All Non-Executive Directors as a Group......................      (2)                0
All Non-Executive Officer Employees as a Group..............      (2)          952,000

---------------

(1) The options granted Mr. Brooks vest as to 33 1/3% of the shares as of the grant date and an additional 33 1/3% of the shares will vest on each successive anniversary date. The options granted to Messrs. Brukardt, Hakim and Allison will vest as to 25% of the shares one year after the date of grant and an additional 25% on each successive anniversary date. The exercise price per share for options granted to executive officers of the Company during 2000 was $15.938 per share.
(2) The dollar value of the above options is dependent on the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.

REASONS FOR AMENDMENT OF THE LONG-TERM INCENTIVE PLAN

     Renal Care Group believes that granting awards under the Long-Term Incentive Plan is necessary to attract, retain, and motivate qualified employees and consultants, including but not limited to individuals who are or will be employed by Renal Care Group. Renal Care Group also grants awards to new employees joining the Company whether through recruiting efforts or acquisitions. Management believes that grants to new employees are an important tool, enhancing Renal Care Group's ability to recruit new employees and to acquire companies and to pursue its growth strategy, by aligning the interests of these new employees with those of Renal Care Group's stockholders. In the past, Renal Care Group has also granted options to physicians serving as medical directors of some of its facilities. Of the approximately eight million options currently outstanding under the Long-Term Incentive Plan and other plans, medical directors hold approximately one million options.

     There are currently fewer than 36,000 shares available for grant under Renal Care Group's Long-Term Incentive Plan, which is the only plan under which Renal Care Group will make grants to current officers, employees and consultants. Renal Care Group has determined not to make future grants under option plans of acquired companies.

     Renal Care Group believes it is important to make annual grants to current officers and employees, so that they have a continuing incentive to improve Renal Care Group's performance that vests over a period of time and mirrors the results for the Renal Care Group's stockholders. To be able to continue to use stock-based incentives to attract new employees, to retain and provide incentives for existing employees, and to align the incentives of employees of acquired companies with those of Renal Care Group's stockholders, the Board of Directors has recommended an amendment to increase the number shares of common stock reserved for issuance under the Long-Term Incentive Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                   AMENDMENT TO THE LONG-TERM INCENTIVE PLAN

                        SECURITY OWNERSHIP OF DIRECTORS,
                      OFFICERS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of common stock held beneficially, directly or indirectly, as of the Record Date by (a) each director of Renal Care Group, (b) Renal Care Group's Chief Executive Officer and Renal Care Group's three other executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"), and (c) all directors and executive officers of Renal Care Group as a group, together with the percentage of the outstanding shares of common stock which such ownership represents. As of the date of this Proxy Statement, to the knowledge of the Company, there is no person or entity that owns more than five percent of the outstanding common stock.

                                  COMMON STOCK

                                                                  BENEFICIAL
                                                                 OWNERSHIP(1)
                                                              -------------------
NAME                                                           NUMBER     PERCENT
----                                                          ---------   -------
Sam A. Brooks(2)............................................  1,271,582     2.7
Gary A. Brukardt(3).........................................    352,725       *
Raymond Hakim, M.D., Ph.D.(4)...............................    354,936       *
R. Dirk Allison(5)..........................................        120       *
John D. Bower(6)............................................    543,931     1.2
Joseph C. Hutts(7)..........................................     30,375       *
Harry R. Jacobson, M.D.(8)..................................    467,392       *
Kenneth E. Johnson, Jr., M.D.(9)............................    357,282       *
William V. Lapham(10).......................................     17,475       *
Thomas A. Lowery, M.D.(11)..................................    202,829       *
Stephen D. McMurray, M.D.(12)...............................     90,052       *
W. Tom Meredith, M.D.(13)...................................    210,939       *
All executive officers and directors as a group (12
  persons)(14)..............................................  3,899,638     8.3

---------------

   * Less than 1% of the outstanding common stock.
 (1) Information relating to the beneficial ownership of common stock by the above individuals is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission (the "Commission") under Section 13(d) of the Exchange Act. Beneficial ownership includes shares as to which such person or group, directly or indirectly, through any contract, management, understanding, relationship, or otherwise has or shares voting power and/or investment power as those terms are defined in Rule 13d-3(a) of the Exchange Act. Except as indicated in other footnotes to this table, each individual listed above possesses sole voting and investment power with respect to all shares set forth by his or its name, except to the extent such power is shared by a spouse under applicable law. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage by the particular person or group, but are not deemed outstanding for any other purpose.
 (2) Includes 202,500 shares of common stock that may be acquired upon exercise of warrants, 16,550 shares of restricted stock and 1,044,516 shares of common stock that may be acquired upon exercise of options. Does not include 347,984 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (3) Includes 343,500 shares of common stock that may be acquired upon exercise of options and 6,525 shares of restricted stock. Does not include 246,500 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (4) Includes 336,000 shares of common stock that may be acquired upon exercise of options and 6,525 shares of restricted stock. Does not include 231,500 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.

 (5) Does not include 230,000 shares of common stock that may be acquired upon exercise of options that are not exercisable within 60 days.
 (6) Includes 84,375 shares of common stock that may be acquired upon exercise of options.
 (7) Includes 30,375 shares of common stock that may be acquired upon exercise of options.
 (8) Includes 157,500 shares of common stock that may be acquired upon exercise of warrants, 27,050 shares of restricted stock and 135,625 Shares of common stock that may be acquired upon exercise of options.
 (9) Includes 318,907 shares of common stock owned by EVIG Konsten, L.P., an Arizona limited partnership and 33,875 shares of common stock owned by The Kenneth E. and Becky H. Johnson Foundation.
(10) Includes 16,875 shares of common stock that may be acquired upon exercise of options.
(11) Includes 45,000 shares of common stock that may be acquired upon exercise of options and 5,250 shares of restricted stock.
(12) Includes 18,300 shares of restricted stock. Includes 23,750 shares of common stock that may be acquired upon exercise of options that are held by his spouse.
(13) Includes 5,625 shares of common stock that may be acquired upon exercise of options.
(14) Includes 2,425,641 shares of common stock that may be acquired upon exercise of options and warrants and 80,200 shares of restricted stock.

                                   MANAGEMENT

     The Named Executive Officers are listed in the table below. Biographical information concerning Sam A. Brooks, who is also a director, is included under Proposal 1 in this Proxy Statement. Biographical information concerning the other Named Executive Officers is set forth below.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Sam A. Brooks..............................  62    Chairman of the Board, President, Chief
                                                   Executive Officer and Director
Gary A. Brukardt...........................  55    Executive Vice President, Chief Operating
                                                   Officer
Raymond Hakim, M.D., Ph.D..................  56    Executive Vice President, Chief Medical
                                                   Officer
R. Dirk Allison............................  45    Executive Vice President, Chief Financial
                                                   Officer and Treasurer

     Mr. Brukardt has been Executive Vice President and Chief Operating Officer of Renal Care Group since 1996. From 1991 to 1996, Mr. Brukardt served as Executive Vice President of Baptist Health Care Affiliates in Nashville, Tennessee, where he was responsible for the development and operation of physician practice management organizations and the management of four hospitals and 22 outpatient facilities. In addition, from 1991 to 1996, Mr. Brukardt served as Chairman and President of HealthNet Management, Inc., a managed care company.

     Dr. Hakim has been Executive Vice President and Chief Medical Officer of Renal Care Group since 1995. He has published extensively on the adequacy of dialysis and the clinical aspects of biocompatibility. From 1992 to 1995, Dr. Hakim served as Medical Director for the Vanderbilt Dialysis Program. He served as a member of the Medical Board of Vanderbilt University Medical Center in 1992, as Chairman of the Ambulatory Services Committee of Vanderbilt University Medical Center in 1990 and 1991, and as Director, Clinical Nephrology of Vanderbilt University Medical Center from 1987 to 1991. He received his M.S. from Rensselaer Polytechnic Institute, his Ph.D. from Massachusetts Institute of Technology and his M.D. from McGill University. Dr. Hakim performed his residency at Royal Victoria Hospital and his renal fellowship at Brigham and Women's Hospital.

     Mr. Allison has been Executive Vice President and Chief Financial Officer of Renal Care Group since 1999. From 1997 until 1999, Mr. Allison was President and Chief Executive Officer of MedSynergies, Inc. a physician practice management company specializing in eye care based in Dallas, Texas. From 1995 until 1997, Mr. Allison was President and Chief Executive Officer of Capstone Pharmacy Services, Inc., a public institutional pharmacy company with more than 40 pharmacies. From 1993 until 1995, Mr. Allison was President and Chief Executive Officer of PremierPharmacy, Inc. an institutional pharmacy company that was sold to Capstone Pharmacy Services, Inc. From 1987 until 1993, Mr. Allison was President and Chief Executive Officer of Allied Pharmacy Management, Inc., a hospital pharmacy management company. In 1987, Mr. Allison was Director of Internal Auditing for Wal-Mart Stores, Inc. Mr. Allison is a certified public accountant and holds an MBA from the University of Dallas and a BBA from Northeast Louisiana University.

EMPLOYMENT AGREEMENTS

     Renal Care Group has entered into employment agreements with Messrs. Brooks, Allison and Brukardt and Dr. Hakim, as well as some other key associates. The terms of the employment agreements for Messrs. Brooks and Brukardt and Dr. Hakim commenced on July 13, 2000, and the term of Mr. Allison's commenced on October 15, 1999. Each of these employment agreements has a term of three years and successive one-year renewal terms thereafter. Each of these employment agreements contains restrictive covenants prohibiting the officer from competing with Renal Care Group for a period of one year after the end of the employment term, unless the employment agreement is terminated following a change in control.

     The annual salaries of the executive officers as set forth in the employment agreements are $600,000, $250,000, $375,000, and $330,000 for Messrs.
Brooks, Allison and Brukardt and Dr. Hakim, respectively. These salaries are subject to adjustment by the Compensation Committee, and their annual salaries during 2000 were $558,274, $250,000, $366,543, and $319,232 for Messrs. Brooks,
Allison and Brukardt and Dr. Hakim, respectively. Each executive officer is eligible under his employment agreement for bonuses at the sole discretion of Renal Care Group.

     The employment agreements of Messrs. Brooks, Allison and Brukardt and Dr. Hakim, also provide for severance of (i) his salary (plus target bonus in the case of Mr. Brooks) for 12 months if such officer is terminated without cause,
(ii) his salary for one month if the officer is terminated for cause, (iii) his salary (plus target bonus) for 36 months if the officer is terminated within 12 months of a change in control of Renal Care Group either (A) without cause, or
(B) by resignation of the officer as a result of declining to accept reassignment to a job that is not the equivalent of his then current position, or (iv) his salary (plus target bonus) for 24 months if the officer resigns 12 months after a change in control of Renal Care Group. If any of the executive officers receives severance that would result in the imposition of excise tax under Section 4999 of the Code, he will be entitled to the amount described above plus a gross-up payment, if necessary, to reimburse him for any such excise tax plus all federal, state and local income and excise taxes imposed on such gross-up payment. In addition, following a change in control of Renal Care Group, if any of the above officers resigns for any reason or is terminated without cause, the non-competition covenants set forth in his employment agreement will become null and void.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual salaries paid to the Named Executive Officers for the fiscal years ended December 31, 1998, 1999 and 2000.

                                                                           LONG-TERM COMPENSATION
                                                                   --------------------------------------
                                                                                SECURITIES
                                             ANNUAL COMPENSATION   RESTRICTED   UNDERLYING
                                             -------------------     STOCK       OPTIONS/     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS     AWARDS(1)       SARS      COMPENSATION
---------------------------           ----   --------   --------   ----------   ----------   ------------
Sam A. Brooks.......................  2000   $558,274   $417,187    $     --     225,000      $  20,968(2)
  Chairman of the Board and           1999    445,016    323,750     113,096     230,000             --
  President                           1998    356,530    258,750          --     300,000             --
Gary A. Brukardt....................  2000    366,543    206,250          --     125,000         18,273(2)
  Executive Vice President,           1999    330,018    142,506          --     140,000             --
  Chief Operating Officer             1998    294,623    142,500          --     187,500             --
Raymond Hakim, M.D., Ph.D...........  2000    319,232    181,250          --     125,000          3,074(2)
  Executive Vice President,           1999    290,004    135,000          --     140,000             --
  Chief Medical Officer               1998    252,692    122,500          --     112,500             --
R. Dirk Allison.....................  2000    250,000     31,678          --     125,000          1,574(2)
  Executive Vice President,           1999     48,077         --          --     175,000         58,037(3)
  Chief Financial Officer,            1998         --         --          --          --             --
  and Treasurer

---------------

(1) Mr. Brooks was granted a restricted stock award of 3,500 shares on January 25, 1999. The values in the above table are based on a closing price of $32.313 on that date. The award contains restrictions that lapse on January 25, 2004. Mr. Brooks holds an aggregate of 16,550 shares of restricted stock with an aggregate value of $340,384 as of their respective dates of grant. Mr. Brukardt holds an aggregate of 6,525 shares of restricted stock with an aggregate value of $113,644 as of the date of grant. Dr. Hakim holds an aggregate of 6,525 shares of restricted stock with an aggregate of $113,644 as of the date of grant. If dividends are declared and paid on the Company's common stock, then dividends will be paid to the holders of restricted stock.
(2) The amounts set forth under "All Other Compensation" include (a) premiums paid by the Company in respect of life insurance policies for the benefit of each Named Executive Officer and (b) financial planning expenses for Gary Brukardt.
(3) Relocation expenses.

                             OPTION GRANTS IN 2000

     The following table is a summary of all stock options granted to the Named Executive Officers during the year ended December 31, 2000. Individual grants are listed separately for each Named Executive Officer. In addition, this table shows the potential gain that could be realized if the fair market value of the common stock were to appreciate at an annual rate of either 5% or 10% over the option term.

                                                                                                              POTENTIAL REALIZABLE
                                                                                                                VALUE AT ASSUMED
                                                                                                             ANNUAL RATES OF STOCK
                              NUMBER OF        % OF TOTAL OPTIONS                                              PRICE APPRECIATION
                              SECURITIES           GRANTED TO                                                  FOR OPTION TERM(3)
                          UNDERLYING OPTIONS   EMPLOYEES IN FISCAL    EXERCISE OR BASE                      ------------------------
NAME                           GRANTED                YEAR            PRICE ($/SHARE)    EXPIRATION DATE        5%           10%
----                      ------------------   -------------------    ----------------   ---------------    ----------    ----------
Sam A. Brooks(1)........       225,000                11.5%               $15.938            9/19/10        $2,255,248    $5,715,240
Gary A. Brukardt(2).....       125,000                 6.4                $15.938            9/19/10         1,252,915     3,175,133
Raymond Hakim, M.D.,
  Ph.D.(2)..............       125,000                 6.4                $15.938            9/19/10         1,252,915     3,175,133
R. Dirk Allison(2)......       125,000                 6.4                $15.938            9/19/10         1,252,915     3,175,133

---------------

(1) Options vest as to 33 1/3% of the shares as of the grant date and an additional 33 1/3% of the shares will vest on each successive anniversary date.
(2) Options vest as to 25% of the shares one year after the date of grant and an additional 25% on each successive anniversary date.
(3) The potential realizable value through the expiration date of the options has been determined on the basis of the market price per share at the time of grant compounded annually over the term of the option, net of the exercise price. These values have been determined based upon assumed rates of appreciation mandated by the Securities and Exchange Commission and are not intended to forecast the possible future appreciation, if any, of the price or value of the common stock.

            AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES

     Set forth below is information with respect to exercises of options by the Named Executive Officers during 2000 pursuant to Renal Care Group's stock incentive plans, and information with respect to unexercised options held by the Named Executive Officers as of December 31, 2000.

                                                                           NUMBER OF SECURITIES
                                                                                UNDERLYING               VALUE OF UNEXERCISED
                                             NUMBER OF                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                              SHARES                     HELD AT DECEMBER 31, 2000      AT DECEMBER 31, 2000(2)
                                             ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                                        ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -----------   -----------   -------------   -----------   -------------
Sam A. Brooks.............................         0       $      0       939,516        452,984      $15,153,822    $4,272,784
Gary A. Brukardt..........................    35,000        406,396       303,500        306,500        3,045,589     2,929,594
Raymond Hakim, M.D., Ph.D.................    25,000        512,090       323,500        254,000        5,697,357     2,449,938
R. Dirk Allison...........................    70,000        743,010             0        230,000                0     2,569,185

---------------

(1) These amounts represent the market value of the underlying common stock on the date of exercise, less the applicable exercise price.
(2) The market value of the common stock on the Nasdaq Stock Market was $27.422 per share as of December 29, 2000, the last trading day of the year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     This report is submitted by Renal Care Group's Compensation Committee at the direction of the Board of Directors. It provides information regarding the compensation and benefits provided to Renal Care Group's Chief Executive Officer and other executive officers. The Compensation Committee is responsible for all decisions regarding compensation for Renal Care Group's executive officers. The Compensation Committee is composed of four non-employee directors. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of Renal Care Group, the Committee places considerable importance on the task of creating and implementing Renal Care Group's executive compensation program. During 1999 the Board of Directors created the Stock Option Subcommittee of the Compensation Committee. This subcommittee administers Renal Care Group's stock option and incentive plans.

     Renal Care Group's executive compensation program is focused on stockholder value, the overall performance of Renal Care Group, the effect of the executive's performance on the success of Renal Care Group and the individual performance of the particular executive.

COMPENSATION PHILOSOPHY

     The Compensation Committee's philosophy is to integrate the compensation of Renal Care Group's executive officers with corporate performance. The Compensation Committee's objectives are to measure executive performance against short-term and long-term goals, reward performance, and recognize individual initiative and achievements. The Compensation Committee is also focused on assisting Renal Care Group in attracting, motivating, and retaining qualified executives, and aligning the incentives of management with the interests of stockholders. In administering the compensation policies and programs used by the Compensation Committee and endorsed by the Board of Directors, the Compensation Committee:

     - recommends total compensation of executive officers in relation to Renal Care Group's performance;

     - aligns compensation amounts with comparable levels paid to executive officers of companies comparable in size and performance to Renal Care Group; and

     - provides cash bonuses based upon a percentage of annual salary to motivate and retain high quality executive officers.

     The Stock Option Subcommittee considers and approves all grants of stock options and restricted stock. Renal Care Group's compensation program currently consists of base salary, annual incentive compensation in the form of cash bonuses and options. In 2000, the Compensation Committee reviewed Renal Care Group's executive compensation relative to executive compensation of peer groups. Because Renal Care Group's compensation plan involves incentives contingent upon Renal Care Group's performance and individual performance, an executive officer's actual compensation level in any particular year may be above or below that of similarly situated officers of competitors. The Compensation Committee reviews each element of executive compensation annually. The key components of Renal Care Group's executive compensation program are described below.

BASE SALARY

     The Compensation Committee reviews and approves an annual salary plan for Renal Care Group's executive officers. The salary plan is developed by Renal Care Group's Chief Executive Officer, who reviews it with the Compensation Committee. The Compensation Committee reviews many subjective factors in determining these salary plans, such as the executive officer's responsibilities, the scope of the position, length of service, corporate and individual performance, and salaries paid by other health care services companies to officers in similar positions. While these subjective factors are then integrated with objective factors, including Renal Care Group's net income, earnings per share, return on equity and growth, the overall assessment is primarily a subjective one that is intended to reflect the level of responsibility and individual performance of the particular executive officer.

BONUSES

     The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on Renal Care Group's achievement of specific performance criteria, including earnings per share, clinical performance and individual performance. Executive officers of Renal Care Group receive a cash bonus based on a percentage of annual base salary, if Renal Care Group and the executive officer meet annual performance targets. The performance targets are established and communicated at the beginning of each year. Beginning in 1999, the Compensation Committee added clinical performance targets and individual performance targets to the previous earnings-based criteria on which bonuses are based. The Compensation Committee added these additional performance targets because it believes Renal Care Group's long-term success depends on keeping Renal Care Group's patients healthy and on having the executive officers take responsibility for meeting their personal goals, both of which may not translate directly into improved annual financial performance. Bonuses for executive officers can be as much as 112.5% in the case of the CEO and 75% for Executive Vice Presidents. This means that a significant part of each executive's cash compensation package is at risk.

LONG-TERM COMPONENT -- STOCK INCENTIVE PLANS

     To date, Renal Care Group has relied primarily upon stock option and restricted stock awards to provide long-term incentives for executives and to align executives' incentives more closely with the interests of stockholders. The Stock Option Subcommittee of the Compensation Committee continues to believe that stock options and restricted stock awards have been and remain an excellent vehicle for providing financial incentives for management. Renal Care Group's stock incentive plans permit Renal Care Group to issue stock options and restricted stock awards to officers, key employees, and consultants of Renal Care Group. Subject to general limits prescribed by the stock incentive plans, the Stock Option Subcommittee has the authority to determine the individuals to whom stock options and restricted stock awards will be granted, the terms of the options and restricted stock awards, and the number of shares subject to each option or restricted stock award. The size of any particular stock option or restricted stock award is based upon position and the executive's individual performance during the related evaluation period. With respect to stock options, because the exercise price of the options is the market price of stock on the date of grant and the options generally vest over a period of time and carry a ten-year life, employees benefit only if the value of Renal Care Group's common stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the Stock Option Subcommittee works to align the financial interests of management with those of stockholders. For this reason, Renal Care Group uses stock options as it's principal long-term incentive program.

     Executive officers of Renal Care Group may also participate in Renal Care Group's Employee Stock Purchase Plan (the "Stock Purchase Plan"). Executive officers participate in the Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Stock Purchase Plan. All contributions to the Stock Purchase Plan are made or invested in Renal Care Group's common stock. These features are intended to align further the employees' and stockholders' long-term financial interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's basis for compensation of Mr. Brooks, Renal Care Group's Chief Executive Officer, is based on the compensation philosophy discussed above. Mr. Brooks participates in the same executive compensation plans available to the other executive officers. In 2000, the Compensation Committee set Mr. Brooks' base salary at $600,000. The Stock Option Subcommittee approved a grant of options to purchase 225,000 shares of common stock. The compensation levels established for Mr. Brooks were in response to the Board's, the Committee's and the Subcommittee's assessments of Renal Care Group's performance and accomplishments in 1999 and 2000, as well as Mr. Brooks' position in Renal Care Group and the nature of his responsibilities and contributions. The Committee considered Mr. Brooks' performance in terms of Renal Care Group's success in meeting its performance targets, from both an operational and a financial standpoint, and in developing and executing its strategic plan. In evaluating Mr. Brooks' compensation, the Committee also considered Renal Care Group's performance relative to its peers and competitors in the health care services industry.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS

     The Compensation Committee and the Stock Option Subcommittee intend to work to structure future compensation so that executive compensation paid by Renal Care Group is fully deductible in accordance with Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met. However, the Compensation Committee may, in a particular case, decide to approve compensation that may prove not to be deductible.

SUMMARY

     The Compensation Committee believes that this mix of base salaries, variable cash incentives and the potential for equity ownership in Renal Care Group represents a balance that will motivate the management team to produce strong returns for Renal Care Group's stockholders over the long term. The Compensation Committee also believes this program strikes an appropriate balance between the interests and needs of Renal Care Group in operating its business and appropriate rewards based on stockholder value.

Submitted by the Compensation Committee

Stephen D. McMurray, M.D., Chairman
Joseph C. Hutts
William V. Lapham
W. Tom Meredith, M.D.

                               STOCKHOLDER RETURN
                               PERFORMANCE GRAPH

     The following is a comparative performance graph that compares the percentage change of cumulative total stockholder return on Renal Care Group's common stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the percentage change of cumulative total stockholder return on Renal Care Group's common stock with (1) the Standard & Poor's 500 Composite Index (the "Broad Index") and (2) the Nasdaq Health Services Stocks, SIC Codes 8000-8099 (the "Industry Index"). The graph begins on February 6, 1996, the date on which Renal Care Group's common stock first began trading on the Nasdaq National Market. For purposes of preparing the graph, Renal Care Group assumed that an investment of $100 was made on February 6, 1996 in each of Renal Care Group's common stock, the Broad Index and the Industry Index and that all dividends, if any, were reinvested at the time they were paid.

     The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of the common stock.

                                                                                                         NASDAQ HEALTH SERVICES
                                                                                                        STOCKS SIC 8000 - 8099 US
                                                 RENAL CARE GROUP, INC.          S&P 500 STOCKS                 & FOREIGN
                                                 ----------------------          --------------         -------------------------
02/1996                                                     100                         100                         100
12/1996                                                   131.8                       116.4                        98.1
12/1997                                                     200                       155.3                       100.6
12/1998                                                   270.1                       200.4                        85.3
12/1999                                                   219.1                       242.7                        68.6
12/2000                                                   257.1                         221                        94.2

---------------

(A) The lines represent monthly index levels derived from compounded daily returns that include all dividends.
(B) The indexes are reweighted daily, using the market capitalization on the previous trading day.
(C) If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(D)  The index level for all series was set to $100.00 on 02/07/1996.

Source: Center for Research in Security Prices

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of Renal Care Group's Compensation Committee are Joseph C. Hutts, Stephen D. McMurray, M.D., W. Tom Meredith, M.D. and William V. Lapham. Mr. Brooks, the Chairman of the Board, Chief Executive Officer, President, and a Director of the Company, was a member of the board of directors of PhyCor, Inc. until he resigned in August 2000. Mr. Hutts was the Chairman of the Board, President and Chief Executive Officer until his resignation in June 2000. Mr. Hutts remains a director of PhyCor.

     Dr. McMurray is a member of Indiana Dialysis Management, P.C., a practice group currently consisting of nine nephrologists. Renal Care Group entered into a Medical Director Agreement dated February 12, 1996 with that practice group. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $326,000 subject to agreed adjustments. In 2000, Renal Care Group paid Indiana Dialysis Management, P.C. $500,000 under this agreement.

     Renal Care Group entered into an Independent Contractor Agreement with Dr. McMurray, dated November 20, 1997, pursuant to which Dr. McMurray receives $12,000 per month in connection with services provided to the Company. Dr. McMurray received $144,000 under this agreement during 2000.

     Barbara McMurray, Dr. McMurray's spouse, is an employee of Renal Care Group. In 2000 Ms. McMurray received a base salary of $137,387 plus bonuses of $49,369. Ms. McMurray serves as Regional Manager of Clinical Services for the Central/East region of the Company.

                     AUDIT AND COMPLIANCE COMMITTEE REPORT

     The Audit and Compliance Committee of the Board of Directors oversees Renal Care Group's financial reporting process on behalf of the Board of Directors. The Audit and Compliance committee operates under a written charter adopted by the Board of Directors in 1999 and updated on November 7, 2000. A copy of this charter is attached to this Proxy Statement as Appendix A. This report reviews the actions taken by the Audit and Compliance Committee with regard to Renal Care Group's financial reporting process during 2000 and particularly with regard to the Company's audited consolidated financial statements as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2000.

     The Audit and Compliance Committee is composed solely of independent directors, as that term is defined by the National Association of Securities Dealers, Inc. None of the committee members is or has been an officer or employee of Renal Care Group or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with Renal Care Group or any of its subsidiaries or affiliates that would cause that member not to be considered independent.

     Renal Care Group's management has the primary responsibility for the company's financial statements and reporting process, including the systems of internal controls. Ernst & Young LLP, Renal Care Group's independent auditors, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit and Compliance Committee's responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as Renal Care Group's independent auditors for the coming year.

     The Audit and Compliance Committee has implemented procedures to guide its activities during the course of each fiscal year. These procedures are designed to allow the committee to devote the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee's charter. To carry out its responsibilities, the Audit and Compliance Committee met three times during 2000.

     In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed with management the audited financial statements to be included in Renal Care Group's annual report on Form 10-K for 2000, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit and Compliance Committee also reviewed with Renal Care Group's independent auditors, Ernst & Young LLP, their judgments as to the quality (rather than just the acceptability) of Renal Care Group's accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees.

     The Audit and Compliance Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Renal Care Group that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit and Compliance Committee discussed with the auditors any relationships that may have an impact on the auditors' objectivity and independence, and the Audit and Compliance Committee satisfied itself as to the auditors' independence. The Audit and Compliance Committee also considered whether the provision of information technology services and other non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young's independence.

     Additionally, the Audit and Compliance Committee discussed with Renal Care Group's internal and independent auditors the overall scope and plan for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Renal Care Group's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in Renal Care Group's annual report on Form 10-K for 2000 for filing with the Securities and Exchange Commission. The Audit and Compliance Committee also recommended to the Board of Directors that the Company retain Ernst & Young LLP as Renal Care Group's independent auditors for 2001.

     This report of the audit committee does not constitute "soliciting material" and should not be deemed to be "filed" with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

Submitted by the Audit and Compliance Committee:

William V. Lapham, Chairman
Joseph C. Hutts
Kenneth E. Johnson, Jr., M.D.
Thomas A. Lowery, M.D.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MEDICAL DIRECTOR ARRANGEMENTS

     Dr. Lowery is a member of Tyler Nephrology Associates, P.A., a practice group currently consisting of eight nephrologists. Renal Care Group entered into a Medical Director Agreement with that practice group dated February 12, 1996. The Medical Director Agreement has a term of seven years with successive renewal terms of three years each and provides for medical director fees of $392,000 subject to agreed adjustments. During 2000, Renal Care Group paid Tyler Nephrology Associates, P.A. $392,000 under this agreement.

     Dr. Bower was a party to an agreement with Renal Care Group dated February 12, 1996 to serve as Chief Medical Officer of the Company's centers in Mississippi for which he was compensated $100,000 annually through February 2000. Dr. Bower received $8,333 under this agreement during 2000. The agreement has a term of four years with successive annual renewals.

     Dr. Johnson is a party to a Medical Director Services Agreement with several additional nephrologists dated September 30, 1996 that has a term of seven years with successive renewal terms of three years each and currently provides for medical director fees of $840,000 per year. During 2000, Renal Care Group paid Dr. Johnson and such nephrologists $881,400 in the aggregate under this Agreement.

     Renal Care Group believes that each of the foregoing agreements was obtained on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The terms of each such Medical Director Agreement were determined by arm's-length negotiations between Renal Care Group and the practices generally before the practice became affiliated with Renal Care Group and before the director became a director. See "Compensation Committee Interlocks and Insider Participation" for a discussion of the terms of Medical Director Agreement between the Company and Dr. McMurray's practice group.

LEASES OF REAL PROPERTY

     Pursuant to a lease agreement dated February 12, 1996, Renal Care Group leases from an affiliate of Dr. Bower approximately 20,000 square feet of administrative and other space used by the Company for the management of operations in Mississippi. The lease is a triple net lease at a rate of approximately $6.00 per square foot per year, or a gross payment of approximately $10,000 per month. The lease contains an initial term of ten years and two five-year renewal options. During 2000, Renal Care Group paid the affiliate of Dr. Bower $157,010 under this lease.

     Dr. Lowery owns a 25% interest in real property and improvements used in the operation of two of Renal Care Group's dialysis centers. Pursuant to lease agreements dated February 12, 1996, Renal Care Group leases centers located in Carthage and Tyler, Texas. Each lease is a triple net lease with rent payable at $12.00 per square foot per year. The Tyler lease requires a gross payment of $20,092 per month, and the Carthage lease requires a gross payment of $2,479 per month. Each lease has an initial term of ten years with two additional five-year renewal options. The amount of rent is subject to a consumer price index adjustment after the initial five-year period. In addition, Renal Care Group has subleased back to Tyler Nephrology Associates, Inc. a portion of the Tyler center on terms substantially similar to those contained in the lease of such center to the Company. During 2000, Renal Care Group paid $222,250 in rent under these leases net of amounts attributable to the sublease.

     Renal Care Group believes that each of the foregoing Leases was obtained on terms no less favorable to Renal Care Group than could be obtained from unaffiliated third parties.

EMPLOYMENT ARRANGEMENTS

     Anne N. Bower, Dr. Bower's daughter, was an employee of Renal Care Group until she resigned effective November 1, 2000. Ms. Bower served as the chief operating officer of the Company's Mississippi operations. During 2000, Ms. Bower received a base salary of $161,046.02 plus bonuses of $43,054.00. See "Compensation Committee Interlocks and Insider Participation" for a discussion of the Company's employment arrangements with Dr. McMurray's spouse.

RELATIONSHIP WITH VANDERBILT UNIVERSITY

     Dr. Jacobson currently serves as Vice Chancellor of Health Affairs at Vanderbilt University and as Professor of Medicine in the Division of Nephrology, Department of Medicine, Vanderbilt University. On February 12, 1996, Renal Care Group assumed a Dialysis Center Management Agreement with Vanderbilt University Medical Center pursuant to which it manages the outpatient dialysis center of Vanderbilt University Medical Center. Renal Care Group received approximately $477,550 pursuant to this agreement for the year ended December 31, 2000. This agreement has a one-year term that is automatically renewed each year unless either party cancels the agreement at least 90 days prior to the end of the current term.

COMPANY POLICY

     Renal Care Group's policy is that transactions with affiliates (other than those entered into in connection with its formation) must be reviewed by the Audit and Compliance Committee and approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to Renal Care Group than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Exchange Act, Renal Care Group's directors, executive officers and any person holding more than ten percent of the common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC and the Nasdaq Stock Market's National Market. These persons are also required by SEC regulations to furnish copies of these reports to Renal Care Group. Specific due dates for these reports have been established, and Renal Care Group must report any failure to make required filings in 2000 in this Proxy Statement. Based solely on a review of the reports furnished to Renal Care Group or written representations from the Company's directors, officers, and ten percent beneficial owners, all reporting requirements were satisfied, with the exception of: (1) a Form 4 that was filed late by Thomas A. Lowery, M.D. in connection with the purchase of 1,885 shares and the sale of 750 shares of common stock; (2) a Form 4 that was filed late by Stephen D. McMurray, M.D. in connection with the sale of 356 shares of common stock; and (3) a Form 4 that was filed late by Kenneth E. Johnson, M.D. in connection with the sale of 10,000 shares of common stock.

                                    AUDITORS

     Ernst & Young LLP has served as Renal Care Group's independent public accountants since its inception and is expected to be selected to serve in that capacity for the fiscal year ending December 31, 2001. A representative of Ernst & Young LLP will attend the 2001 Annual Meeting to respond to questions from stockholders and to make a statement if he so desires.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $172,000. Audit related fees (principally the fees related to the restatement of the Company's financial statements as a result of the pooling-of-interests transaction with Renal Disease Management by Physicians, Inc.) were $152,215.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed by Ernst & Young LLP for financial information systems design and implementation services during the fiscal year ended December 31, 2000 were $25,000. These fees were billed by Ernst & Young's former consulting division, now known as CapGemini -- Ernst & Young.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered during the fiscal year ended December 31, 2000, other than as stated above under the captions Audit Fees and Financial Information Systems Design and Implementation Fees, were $411,326.

AUDIT COMMITTEE REVIEW

     Renal Care Group's Audit and Compliance Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2000. The Audit and Compliance Committee determined that the services rendered and the fees billed last year that were not related to the audit of Renal Care Group's financial statements are compatible with the independence of Ernst & Young LLP as the Company's independent accountants.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Stockholders wishing to submit a proposal for action at Renal Care Group's 2002 annual meeting of stockholders and to have the proposal included in Renal Care Group's proxy materials relating to that meeting, must deliver their proposals to Renal Care Group at its principal offices not later than December 31, 2001. Additional legal requirements apply to any inclusion of stockholder proposals in proxy materials of Renal Care Group. In addition, any stockholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting of stockholders, but is instead sought to be presented directly to the stockholders at the 2002 annual meeting, management will be able to vote proxies in its discretion if the Company either (1) receives notice of the proposal before the close of business on March 16, 2002 and advises stockholders in the proxy statement for the 2002 annual meeting about the nature of the proposal and how management intends to vote on the proposal, or (2) does not receive notice of the proposal before the close of business on March 16, 2002.

                                 ANNUAL REPORTS

     Renal Care Group's 2000 Annual Report to stockholders is being mailed to stockholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

     A copy of Renal Care Group's annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission, may be obtained by any stockholder, free of charge, upon written request to the Secretary, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203.

                                 OTHER MATTERS

     Management knows of no other matters to be presented and acted upon at the Annual Meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the stockholders should properly come before the 2001 Annual Meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.

                                                                      APPENDIX A
                             RENAL CARE GROUP, INC.
                         AUDIT AND COMPLIANCE COMMITTEE
                                    CHARTER

ORGANIZATION

     The Audit and Compliance Committee is hereby established as a permanent standing committee of the Board of Directors. The Audit and Compliance Committee shall be composed of no less than three directors and shall meet no less than three times a year. The exact number of members of the Audit and Compliance Committee shall be specified from time to time by a majority of the members of the Board of Directors. All members of the Audit and Compliance Committee shall be independent directors who are not officers or employees of the Corporation or any of its subsidiaries and all of whom are free of any relationship that, in the opinion of the board of directors, would interfere with their independent judgment as a committee member. All members of the Audit and Compliance Committee will also be "independent directors" for purposes of the listing requirements of the principal stock market or exchange on which the Corporation's common stock is listed or traded. The Audit and Compliance Committee shall choose its chairman by majority vote of its members. Meetings of the Audit and Compliance Committee may be called by the Chairman of the Board of Directors, the President, Chief Executive Officer or Chief Financial Officer of the Company or the Chairman of the Audit and Compliance Committee. All members of the Audit and Compliance Committee shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The Audit and Compliance Committee shall assist the Board of Directors in exercising its authority with respect to financial and compliance matters. The Audit and Compliance Committee will review the Corporation's (1) accounting and financial reporting practices; (2) compliance with applicable laws, rules, regulations, and industry guidelines; and (3) quality and integrity of financial reporting. In so doing, the Audit and Compliance Committee will facilitate free and open communication between the Corporation's directors, independent auditors, internal auditors, financial management, and internal compliance personnel.

POWER AND AUTHORITY

     In its review of financial and compliance matters, the Audit and Compliance Committee shall have and may exercise all the powers and authority of the board of directors to the extent permitted under Section 141(c)(2) of the General Corporation Law of the State of Delaware. Each member of the Audit and Compliance Committee shall, in the performance of such member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees of the board of directors or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ACTIVITIES

     The Audit and Compliance Committee will review and monitor the Corporation's accounting policies and financial reporting practices, paying particular attention to any weaknesses in internal accounting policies and controls, with the primary goal being to help assure that the Corporation's financial statements present fairly the Corporation's financial results in accordance with generally accepted accounting principles. It will also monitor and review matters concerning or relating to the Corporation's compliance program.

     In the course of these activities, the Audit and Compliance Committee will:

     1. Review with management and recommend to the directors the independent auditors to be selected to audit the financial statements of the Corporation, it being understood that the independent auditors are ultimately accountable to the Board of Directors and the Audit and Compliance Committee as representatives of the Company's stockholders.

     2. Meet with the director of corporate compliance, the internal auditors, the financial management, and the independent auditors to be briefed on their independent evaluation of the Corporation's compliance with legal, regulatory, financial, accounting, and auditing principles and standards.

     3. Review the Corporation's internal audit function including its independence and authority and the scope of its activities and related cost.

     4. At the conclusion of each annual audit, meet with the Corporation's independent auditors, internal auditors, and financial management to review the scope of the audit, the audit procedures utilized and any comments or recommendations of the independent auditors, including their judgment about the quality, not just acceptability of accounting principles and any other communications required by generally accepted auditing standards.

     5. Discuss with, and receive reports from, the Corporation's independent auditors, internal auditors, and financial management regarding audit scope and fees, as well as the adequacy and effectiveness of the Corporation's accounting and financial controls. Particular emphasis will be given to the adequacy of these internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     6. At least once a year, receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with any explanations for any deviation from the original internal audit plan.

     7. Discuss with, and receive reports from, the Corporation's internal auditors, independent auditors, and financial management regarding changes in the Corporation's accounting principles, standards and policies that do, or could, have a significant impact on the Company's financial statements.

     8. Discuss with, and receive reports from, financial management and the independent auditors regarding the findings included in the independent auditors' management letter.

     9. Prior to the public release of the annual financial statements to be included in the Company's Annual Report on Form 10-K, meet with management and the independent auditors to discuss the disclosure and content of the financial statements as required by generally accepted auditing standards.

     10. Provide an opportunity for the Corporation's internal auditors and independent auditors to meet separately with the members of the Audit and Compliance Committee without members of management present. Among the items to be discussed in each of these meetings are the auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the auditors received during the course of the audit.

     11. Review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q and the related quarterly earnings release. Such review shall include communications required by independent auditors under generally accepted auditing standards. The Chairperson of the Audit and Compliance Committee may represent the entire Audit and Compliance Committee for purposes of this paragraph. If in his or her opinion the auditors have raised issues that need to be brought to the attention of the other members, the Chairperson will call a meeting of the entire Audit and Compliance Committee to discuss such issues.

     12. Meet with the Corporation's Compliance Committee or Compliance Officer to discuss (i) the Compliance Committee's activities with respect to the development, implementation, and monitoring of the Corporation's compliance program to encourage the Corporation and its employees to meet the ethical standards set forth in the Corporation's compliance program, (ii) management's efforts to ensure that the Corporation's mission, values, and code of conduct are communicated to all employees on a regular basis, (iii) the activities of the Corporation and its employees in light of its code of conduct and compliance program, and (iv) matters relating to education, training, and communication in connection with the Corporation's code of conduct.

     13. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel and other experts for this purpose if, in its judgment, it is appropriate to do so.

     14. Submit the minutes of all meetings of the committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

QUORUM

     The presence of at least a majority of the members of the Audit and Compliance Committee will be necessary to transact business at meetings of the Audit and Compliance Committee, and action of the Audit and Compliance Committee will require concurrence of a majority of the members of the committee present at such a meeting.

                             RENAL CARE GROUP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Sam A. Brooks and R. Dirk Allison as Proxies, each with power to appoint his substitute, and hereby authorizes either one or both of them to represent and to vote, as designated below, all the shares of common stock of Renal Care Group, Inc. held of record by the undersigned on April 13, 2001, at the 2001 Annual Meeting of Stockholders to be held on June 6, 2001.

    The Board of Directors recommends a vote "FOR" all of the following proposals:

1. ELECTION OF DIRECTORS

 [ ]  FOR all nominees listed below                            [ ]  WITHHOLD AUTHORITY to vote
      (except as marked to the contrary)                            for all nominees listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

   -----------------------------------------------------------------------------
   (Joseph C. Hutts, Harry R. Jacobson, M.D. and Thomas A. Lowery, M.D. as Class
                                   II Directors)

2. PROPOSAL TO: approve an amendment to the Renal Care Group, Inc. 1999 Long-Term Incentive Plan that would increase the number of shares available for issuance from 2,500,000 to 3,500,000; and

                     [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

             (Continued and to be dated and signed on reverse side)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2 ABOVE.

                                               Please sign exactly as name
                                           appears below. When shares are held
                                           by joint tenants, both should sign.
                                           When signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If a
                                           corporation, please sign in full
                                           corporate name by President or other
                                           authorized officer. If a partnership,
                                           please sign in partnership name by
                                           authorized person.

                                           Dated: -----------------       , 2001

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature if held jointly